Exhibit 10.iii.A.2

  UNITED TECHNOLOGIES CORPORATION
AND SUBSIDIARIES

DIRECTORS’ RESTRICTED STOCK/UNIT PROGRAM

    Incumbent non-employee directors of United Technologies received on January 2, 1992, a one-time grant of United Technologies Corporation restricted common stock equal to 200 shares for each year of service remaining between that date and their scheduled retirement date, but in no case exceeding 1,000 shares per director. Directors who joined the Board after January 2, 1992, received a one time grant of 1,000 restricted shares or deferred stock units (described below), adjusted for any subsequent stock splits. Shares and units vest in increments of 200 shares or units on the date of each Annual Shareowners Meeting, but may not be transferred by the director until such director retires or resigns from the Board. If a director leaves the Board because of a "change of control" or a "restructuring event" as defined by the United Technologies Corporation Long Term Incentive Plan, because of death or disability, or when a director retires or resigns to accept full time employment with a charitable or non-profit organization or with state, federal or local government, all shares or deferred stock units not previously vested will immediately vest and restrictions on transfer will immediately lapse. Should the director leave the Board for any other reason before all restricted shares and units vest, the non-vested shares and units will be forfeited.

    Any foreign national who serves as a director is eligible to receive a one-time grant of deferred restricted share units in lieu of restricted shares, each unit being equal in value to a share of common stock. Vesting provisions for units are the same as restricted stock. At retirement the then-current value of a share of common stock times the number of units will be payable in cash or shares. Each unit and share of restricted stock will, on a quarterly basis, generate a cash payment equal to the dividend paid on a share of common stock.

    Effective April 28, 2000, all non-employee directors who join the Board receive a one-time grant of deferred stock units equal in value to $100,000. The number of deferred restricted stock units will be based on the closing price of United Technologies Corporation common stock on the date the director is elected to the Board. The units will continue to vest in 20% increments on the date of the Annual Shareowners Meeting, will be payable in cash or shares and will be subject to the terms and conditions set forth above.